CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION

United Film Partners, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Texas, does hereby certify:

FIRST: That at a meeting of the Board of Directors of United Film Partners, Inc., resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1 " so that, as amended said Articles shall be and read as follows:

ARTICLE ONE, The name of the Corporation is; SeoulMovie USA, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with the Texas Business Corporations Act at which meeting of the necessary number of shares as required by statute, voted unanimous written consent in favor of the amendment.

THIRD: That said amendment as duly adopted in accordance with the provisions of the Texas Business Corporations Act.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said has caused its corporate seal to be hereunto affixed and this certificate to be signed by its authorized officer this day of July 9th, 2001.

/s/ Dong Chung
President